Exhibit 99.1

WILLIAM LYON HOMES ANNOUNCES BOARD AND MANAGEMENT

LEADERSHIP TRANSITION

General William Lyon to Serve as Chairman Emeritus

William H. Lyon to Serve as Chairman of the Board and Executive Chairman

Matthew R. Zaist to Serve as President and Chief Executive Officer

NEWPORT BEACH, Calif. – March 22, 2016 – William Lyon Homes (NYSE: WLH), a leading homebuilder in the Western U.S., today announced that its Board of Directors has elected William H. Lyon to serve as Chairman of the Board, effective immediately, succeeding his father, General William Lyon. William H. Lyon has served as a member of the Board since 2000 and as Vice Chairman of the Board since July 2015. General Lyon, who had served as Chairman of the Board of the Company’s predecessor since 1987 and in that capacity for the Company since 1999, will continue to serve as a member of the Board.

Effective as of the same date, the Board elected General Lyon to the newly created position of Chairman Emeritus in recognition of his many years of service to the Company, legendary status in the homebuilding industry and his continuing role in providing guidance, support and mentorship to the senior management team. William H. Lyon has transitioned from Co-Chief Executive Officer to the position of Executive Chairman. Matthew R. Zaist, who had served alongside William H. Lyon as Co-Chief Executive Officer since July 2015, has been elected to serve as the sole Chief Executive Officer and President of the Company. As Executive Chairman, William H. Lyon will continue to work with the Chief Executive Officer to establish, implement and direct long-range goals, strategies, plans and policies for the Company.

“General Lyon has been a nationally recognized leader in the homebuilding industry for over 60 years. As the Company’s Chairman of the Board and former Chief Executive Officer, he has provided William Lyon Homes and its Board of Directors with extensive senior leadership as well as industry and operational experience and excellence,” said Gary H. Hunt, the Company’s Lead Independent Director and Chair of its Nominating and Corporate Governance Committee. “On behalf of the entire Board, I want to thank General Lyon for his visionary leadership and the strong foundation he has established for William Lyon Homes. We are pleased that we will continue to benefit from his knowledge, experience and mentorship in his new role as Chairman Emeritus.” Mr. Hunt added, “Today’s Board action is implementing a leadership transition at the management and Board level in furtherance of its succession planning initiatives and the Board believes this leadership transition leverages the strong capabilities of the executive team to foster the next chapter of growth and success for the Company.”

“I am honored to accept the chairmanship of this great Company and would like to thank our Board of Directors for selecting me to succeed my father in the role of Chairman of the Board of William Lyon Homes,” said William H. Lyon. “Further, my transition into the Executive Chairman role allows Matt Zaist to assume the sole position of Chief Executive Officer and continue to demonstrate the strength of his leadership and dedication to the Company.”

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William Lyon Homes

Matthew R. Zaist added, “I am grateful to the Board of Directors for this opportunity and look forward to working closely with Bill, the entire Board, our outstanding leadership team and our talented employees across the Company, collectively serving our customers, shareholders, business partners and team members as we continue to execute on our strategic objectives.”

About William Lyon Homes

William Lyon Homes is one of the largest Western U.S. regional homebuilders. Headquartered in Newport Beach, California, the Company is primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada, Colorado, Washington and Oregon. Its core markets include Orange County, Los Angeles, the Inland Empire, the San Francisco Bay Area, Phoenix, Las Vegas, Denver, Seattle and Portland. The Company has a distinguished legacy of more than 60 years of homebuilding operations, over which time it has sold in excess of 96,000 homes. The Company markets and sells its homes under the William Lyon Homes brand in all of its markets except for Colorado, where the Company operates under the Village Homes brand, and Washington and Oregon, where the Company operates under the Polygon Northwest brand.

Forward-Looking Statements

Statements contained in this release that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements. These forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Additional information concerning factors that could cause actual results to differ materially is contained from time to time in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor/Media Contacts:

Larry Clark

Financial Profiles, Inc.

(310) 622-8223

WLH@finprofiles.com

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